EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***
FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801)524-4985 September 2, 2003

ZIONS BANCORPORATION ANNOUNCES $250 MILLION NOTE OFFERING

SALT LAKE CITY, September 2, 2003 – Zions Bancorporation (NASDAQ: ZION) (“Zions”) today announced an offering to sell $250 million in twelve-year subordinated notes. The notes are not redeemable prior to maturity.

Zions expects to use the net proceeds from the offering to repay outstanding indebtedness and for other general corporate purposes.

Goldman, Sachs & Co. will serve as lead underwriter for the offering, and Bear, Stearns & Co. Inc., Keefe, Bruyette & Woods, Inc., Wachovia Capital Markets, LLC, and Zions Investment Securities, Inc. will act as co-managers for the offering.

A shelf registration statement relating to this offering was originally filed with the Securities and Exchange Commission (“SEC”) on August 7, 2003 and has since been declared effective. This offering will be made pursuant to a prospectus supplement to the prospectus included in the shelf registration statement on file with the SEC.

Copies of the preliminary prospectus supplement, when available, may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad St., New York, N.Y. 10004, Tel: 212-902-1171.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Zions Bancorporation
Zions Bancorporation is a multi-bank holding company that operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

Forward-Looking Information
This news release contains statements regarding expectations, use of proceeds, and similar matters that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The operations, performance, and development of our business involve significant known and unknown risks and uncertainties that may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this news release. These risks and uncertainties include, but are not limited to: competitive product and pricing pressures within Zions’ markets; economic conditions, either nationally or locally, in areas in which Zions conducts operations being less favorable than expected; equity and fixed-income market fluctuations; changes in law; and changes in fiscal, monetary, regulatory, trade and tax policies and laws. Zions disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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